EXHIBIT 10.2

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”), effective September 12, 2023 is made between TrueBlue, Inc., a Washington corporation (the “Company”), and Taryn Owen (the “Executive”).

RECITALS

A.    The Executive is a senior executive of the Company and is expected to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

B.    The Company recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty it may create among management, may result in the distraction or departure of management personnel, to the detriment of the Company and its shareholders, including a reduction of the value received by shareholders in a Change in Control transaction;

C.    The Company desires to assure itself of both present and future continuity of management and to establish fixed severance benefits for certain of its senior executives, including the Executive, applicable in the event of a Change in Control; and

D.    The Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company.

Accordingly, the Company and the Executive agree as follows:

1.    Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)    “After-Tax Amount” means the amount to be received by Executive determined on an after-tax basis taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law and any applicable federal, state and local income and employment taxes.

(b)    “Base Pay” means the Executive’s annual base salary rate as in effect at the time a determination is required to be made under Section 4.

(c)    “Board” means the Board of Directors of the Company. Any action of the Board herein contemplated will be valid if adopted by a majority of the total number of directors then in office or a majority of the Incumbent Directors and for purposes of interpreting, amending or waiving any portion of this Agreement, may be adopted by a majority of the Incumbent Directors by written action, whether or not unanimous, or may be delegated by specific action of the Board of Directors after the date hereof to any Board committee comprised solely of Incumbent Directors who are also Independent Directors.

(d)    “Business Area” means any state, county or city in the United States and any foreign country, state or province in which, during the period of Executive’s employment with

Company, Company conducts or is seriously evaluating whether to conduct business, including expansion of its business lines or services domestically or internationally. Executive acknowledges that as a member of Company’s Executive Team, Executive’s services are integral to conducting business and expanding business domestically and internationally.

(e)    “Cause” means that, prior to any termination:

(i)    The Executive is convicted of or takes a plea of nolo contendere to a crime involving dishonesty, fraud or moral turpitude;

(ii)    The Executive has engaged in fraud, embezzlement, theft or other dishonest acts;

(iii)    The Executive materially violates a significant Company policy, such as policies required by the Sarbanes-Oxley Act, the Company’s Drug Free Workplace Policy or Company’s policy against harassment, and does not cure such violation (if curable) within ten (10) days after written notice from the Company specifying in reasonable detail the circumstances of the alleged violation;

(iv)    The Executive intentionally takes any action that materially damages the assets (including tangible and intangible assets, such as name or reputation) of the Company; or

(v)    The Executive breaches this Agreement in any other material respect and does not cure such breach (if curable) within twenty (20) days after written notice from the Company specifying in reasonable detail the manner of the alleged breach or, if notice and cure have previously taken place regarding a similar breach, if the breach recurs.

For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in judgment or ordinary negligence, but will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive will not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the Board at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board after consultation with outside counsel, there is clear and convincing evidence that the Executive had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in reasonable detail. Nothing herein will limit the right of the Executive or Executive’s beneficiaries to contest the validity or propriety of any such determination.

(f)    “Change in Control” means that during the Term any of the following events occurs:

(i)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 33 1/3 % of the combined voting power of the then-outstanding Voting Stock of the Company events;

(ii)    a majority of the Board ceases to be comprised of Incumbent Directors; or

(iii)    the consummation of a reorganization, merger, consolidation, plan of liquidation or dissolution, recapitalization or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), and as a result of which less than fifty percent (50%) of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Business Transaction are owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such Business Transaction, in substantially the same proportions as their ownership before such Business Transaction.

(g) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as set forth in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i)    “Conflicting Organization” means, any person, entity or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of Company, including without limitation any person or organization that provides any product, process or service that is similar to or competes with any product, process or service provided by Company. The term “Conflicting Organization” specifically includes without limitation any person, entity or organization that provides temporary and/or permanent staffing services, outsourced human capital services focused on recruitment, workforce management, managed service providers, or applicant process outsourcing.

(j)    “Continuation Period” means the period specified in Annex A.

(k)    “Employee Benefits” means the benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, performance share, performance unit, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing benefits and service credit for benefits at least as great in the aggregate as are payable thereunder immediately prior to a Change in Control.

(l)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)    “Excess Parachute Payment” means a payment that creates an obligation for Executive to pay excise taxes under Section 280G of the Code or any successor provision thereto.

(n)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)    “Good Reason” means the occurrence of one or more of the following events:

(i)    Failure to elect or reelect or otherwise to maintain the Executive in the office or the position he had with the Company immediately prior to a Change in Control, or a substantially equivalent or better office or position than that which he had with the Company immediately prior to the Change in Control in either such case with the Company, any legal successor to the Company or, if the Company merges with or into another entity with substantial operations, with respect to the business of the Company and its Subsidiaries substantially as conducted immediately prior to the Change in Control;

(ii)    Failure of the Company to remedy any of the following within 10 calendar days after receipt by the Company of written notice thereof from the Executive: (A) a significant adverse change in the nature or scope of the authorities, powers or functions attached to the position with the Company which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay, (C) a reduction in the Executive’s incentive or bonus pay opportunity, assuming 100% achievement of the quantitatively measurable conditions to receipt of such incentive or bonus pay, and all such qualitative conditions, in each case as applicable to the Executive immediately prior to the Change in Control (such amount, “Incentive Pay”), or (D) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or value thereof, unless such termination or reduction referred to in clauses (B), (C) or (D) applies on a substantially similar basis to all executive officers of the Company and its parent entities;

(iii)    The liquidation, dissolution, merger, consolidation or reorganization of the Company or the transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (by operation of law or otherwise) assumed all duties and obligations of the Company under this Agreement pursuant to Section 15(a);

(iv)    Either (A) the Company requires the Executive to have Executive’s principal location of work changed to any location that is in excess of 50 miles from the Executive’s principal residence immediately prior to the Change in Control without Executive’s prior written consent, or (B) the Company materially increases the Executive’s required business travel (such as if the successor to the Company following a Change in Control is headquartered outside of the United States and requires the Executive to regularly travel to those headquarters); or

(v)    Without limiting the generality or effect of the foregoing, any material breach of this Agreement or any Other Employment Agreement (as defined in Section 6) by the Company or any successor thereto which is not remedied by the Company within 10 calendar days after receipt by the Company of written notice from the Executive of such breach.

A termination of employment by the Executive for one of the reasons set forth in clauses (i) - (v) above will not constitute “Good Reason” unless, within the 60-day period immediately following the occurrence of such Good Reason event, the Executive has given written notice to the Company specifying in reasonable detail the event or events relied upon for such termination and the Company has not remedied such event or events within 10 days of the receipt of such notice. The Company and the Executive may mutually waive in writing any of the foregoing provisions with respect to an event or events that otherwise would constitute Good Reason.

(p)    “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(q)    “Independent Directors” means directors who qualify as “independent” directors under then-applicable New York Stock Exchange rules applicable to compensation committees (whether or not the Company’s securities continue to be listed for trading thereon).

(r)    “Non-Competition Period” and “Non-Solicitation Period” means the period specified in Annex A. If Executive violates any of the covenants in this Agreement, the Non-Competition Period and Non-Solicitation Period covered by the covenants will automatically be extended by a length of time equal to the time period during which such violation occurred.

(s)    “Other Agreement” means an agreement, contract or understanding (including any option or equity plan or agreement) other than this Agreement, heretofore or hereafter entered into by the Executive with the Company or any Subsidiary.

(t)    “Other Employment Agreements” are defined in Section 6.

(u)    “Restricted Area” means a twenty-five (25) mile radius around each Company branch at the time of termination and any location where the Company has placed workers during the Executive’s employment.

(v)    “Restrictive Covenants” is defined in Sections 8 and 9.

(w)    “Severance Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the third anniversary of the occurrence of the Change in Control or (ii) the Executive’s death.

(x)    “Specified Employee” is defined in Section 4.

(y)    “Subsidiary” means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(z)    “Term” means the period commencing as of the date hereof and expiring on the close of business on December 31, 2023; provided, however, that (i) commencing on January 1, 2024 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period, provided that such expiration shall have no effect if the Executive is terminated and is entitled to the benefits provided in Section 4; and (iii) subject to Section 3(c), if, prior to a Change in Control, the Executive ceases for any reason to be a full-time employee of the Company, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

(aa)    “Termination Date” means the date on which the Executive’s employment with the Company and its Subsidiaries terminates. Termination Date shall be interpreted consistent with the meaning of the term “separation from service” under Code Section 409A (a)(s)(A)(i) and the regulations thereunder.

(bb)    “Triggering Termination” is defined in Section 4.

(cc)    “Voting Stock” means securities entitled to vote generally in the election of directors.

(dd)    “Welfare Benefits” means Employee Benefits that are provided under any “welfare plan” (within the meaning of Section 3(1) of ERISA) of the Company.

2.    Operation of Agreement. This Agreement will be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, except as provided in Section 3(c), this Agreement will not be operative unless and until a Change in Control occurs. Upon the occurrence of a Change in Control at any time during the Term, without further action, this Agreement will become immediately operative.

3.    Termination Following a Change in Control.

(a)    In the event of the occurrence of a Change in Control, the Executive’s employment may be terminated by the Company during the Severance Period (or pursuant to Section 3(c)) and the Executive will be entitled to the benefits provided by Section 4 unless such termination is the result of the occurrence of one or more of the following events:

(i)    The Executive’s death;

(ii)    If the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(iii)    Cause.

If, during the Severance Period, the Executive’s employment is terminated by the Company other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), the Executive will be entitled to the benefits provided by Section 4, provided that Executive is and remains in full compliance with the obligations in this Agreement and other covenants Executive has entered into with Company, and satisfies the conditions precedent in Section 10.

(b)    In the event of the occurrence of a Change in Control, the Executive may terminate employment with the Company during the Severance Period for Good Reason with the right to severance compensation as provided in Section 4 regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment.

(c)    Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 90 days prior to the date on which the Change in Control occurs, the Executive’s employment with the Company is terminated by the Company other than for Cause or the Executive terminates Executive’s employment for Good Reason and Cause does not exist, such termination of employment will be deemed to be a termination of employment after a Change in Control for purposes of this Agreement if the Executive has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control.

(d)    Nothing in this Agreement will (i) be construed as creating an express or implied contract of employment, changing the status of the Executive as an employee at will, giving the Executive any right to be retained in the employ of the Company, or giving the Executive the right to any particular level of compensation or benefits or (ii) interfere in any way with the right of the Company to terminate the employment of the Executive at any time with or without Cause, subject in either case to the obligations of the Company under this Agreement.

4.    Severance Compensation.

(a)    Subject to the conditions of this Agreement, if, following the occurrence of a Change in Control, the Company terminates the Executive’s employment during the Severance Period other than pursuant to Section 3(a)(i), 3(a)(ii) or 3(a)(iii), or if the Executive terminates Executive’s employment pursuant to Section 3(b) any such termination, a (“Triggering Termination”), the Company will pay to the Executive the amounts described in Paragraph 1 of Annex A and will continue to provide to the Executive the benefits described in Paragraph 2 of Annex A each for the periods described therein; provided, however, that if such payment or continued benefits would be considered deferred compensation subject to Code Section 409A (e.g., the payment would occur at a time that is later than two and one-half months after the year in which such payment became no longer subject to a substantial risk of forfeiture) and the Executive is considered a “Specified Employee” for purposes of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, payments of the amounts and benefits described in Annex A that are subject to Code Section 409A and which are otherwise payable will not be made until the earlier of (i) six (6) months following the Executive’s Termination Date, or (ii) the Executive’s death.

(b)    Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 200 basis points, compounded monthly, or, if less, the maximum rate legally allowed. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change.

(c)    Subject to Section 5, if there is a Triggering Termination, the Company will pay in cash to the Executive a lump sum amount equal to the sum of (i) any unpaid incentive compensation that has been earned, accrued, allocated or awarded to the Executive for any performance period ending prior to a Triggering Termination (regardless of whether payment of such compensation is contingent on the continuing performance of services by the Executive), plus (ii) the value of any annual bonus or long-term incentive pay earned, accrued, allocated or awarded with respect to the Executive’s service during the performance period or periods that includes the date on which the Change in Control occurred. Such payment will be made no later than the latter of (x) five business days after the date the Company (or successor) has all of the information necessary to calculate the amount of the payment, (y) within five business days after a Triggering Termination, and (z) in the case of a payout that is subject to Code Section 409A and the Executive is a Specified Employee, six (6) months after a Triggering Termination. In the case of clauses (i) and (ii), any applicable vesting requirements will be disregarded. In the case of clause (ii), the amount will be calculated at the plan target or payout rate, prorated on the basis of the number of days of the Executive’s participation during the applicable performance period to which the incentive pay related divided by the aggregate number of days in such performance period, taking into account service rendered through the payment date. All payments made under this Agreement are less applicable tax withholdings.

(d)    If there is a Triggering Termination, all stock options, restricted stock and any other equity award shall become fully vested as of the date of termination notwithstanding the presence or absence of any provision in any Other Agreement executed in connection with the grant of such award.

5.    Limitations on Payments and Benefits.

Notwithstanding any provision of this Agreement or any Other Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement or any Other Agreement would be an Excess Parachute Payment (including after taking into account the value, to the maximum extent permitted by Section 280G of the Code, of the Restricted Covenants), but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement and any Other Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will not be made if such reduction would result in Executive receiving an After-Tax Amount less than 90% of the After-Tax Amount of the severance payments he or she would have received under Section 4 or under any Other Agreement without regard to this clause. Whether requested by the Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence, and the value to be assigned to the Executive’s Restricted Covenants hereof for purposes of determining the amount, if any, of the Excess Parachute Payment will be made at the expense of the Company by the Company’s independent accountants or benefits consultant. The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5 will not of itself limit or otherwise affect any other rights of the Executive pursuant to this Agreement or any Other Agreement. In the event that any payment or benefit intended to be provided is required to be reduced pursuant to this Section 5, the Executive will be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 5. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within 10 business days after receiving notice from the Company of a reduction under this Section 5, the Company may effect such reduction in any manner it deems appropriate.

6.    No Mitigation Obligation; Other Agreements.

(a)    The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Paragraph 2(E) of Annex A.

(b)    A termination of employment pursuant to Section 3(a), 3(b) or 3(c) will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits, which rights will be governed by the terms thereof. To the extent that the Executive receives payments by reason of his or her termination of employment pursuant to any other employment or severance agreement or employee plan (collectively, “Other Employment Agreements”), the amounts otherwise receivable under Section 4 will be reduced by the amounts actually paid pursuant to the Other Employment Agreements, but not below zero, to avoid duplication of payments so that the total amount payable or value of benefits receivable hereunder and under the Other Employment Agreements is not less than the amounts so payable or value so receivable had such benefits been paid in full hereunder. The purpose of this Section 6(b) is to avoid duplication of, but not to limit, payments or benefits, so this Section 6(b) may not be interpreted as being intended to assure that, in circumstances in which a payment would otherwise be due under Section 4, the total amounts received by the Executive or value of benefits provided to him or her will in no event be less than those payable or to be provided hereunder.

7.    Legal Fees and Expenses.

It is the intent of the Company that, except for those rights and obligations pursuant to Section 8, the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights in connection with any dispute arising under this Agreement because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such dispute or proceeding. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success. Such payments will be made within five business days after delivery of the Executive’s written requests for payment, accompanied by such evidence of fees and expenses incurred as the Company may reasonably require.

    8.    Duty of Loyalty; Non-Competition; Non-Solicitation and Non-Disclosure and Protection of Confidential Information.

(a)    Duty of Loyalty. Executive agrees to devote all time that is reasonably necessary to execute and complete Executive’s duties to Company. During the time necessary to execute Executive’s duties, Executive agrees to devote Executive’s full and undivided time, energy, knowledge, skill and ability to Company’s business, to the exclusions of all other business and sideline interests, unless first authorized, in writing, by a proper representative of Company. Because of the agreement in the preceding sentence, during Executive’s employment with Company, Executive also agrees not to be employed or provide any type of services, whether as an advisor, consultant, independent contractor or otherwise in any capacity elsewhere unless first authorized, in writing, by a proper representative of Company. In no event will Executive allow other activities to conflict or interfere with Executive’s duties to Company. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit Executive from serving on corporate, industry, civic or charitable boards or committees, or authoring articles/books, so long as such activities do not interfere in any material respect with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement or violate Sections III, IV or V of this Agreement. Executive agrees to faithfully and diligently perform all duties to the best of Executive’s ability. Executive recognizes that the services to be rendered under this Agreement require certain training, skills and experience, and that this Agreement is entered into for the purpose of obtaining such service for Company. Upon request, Executive agrees to provide Company with any information which Executive possesses and which will be of benefit to Company. Executive agrees to perform Executive’s duties in a careful, safe, loyal and prudent manner. Executive agrees to conduct him/herself in a way which will be a credit to Company’s reputation and interests, and to otherwise fulfill all fiduciary and other duties Executive has to Company.

(b)    Non-Competition. During the term of this Agreement and for the Non-Competition Period (as defined above and in Annex A) immediately following the termination of employment with or without Cause or Good Reason, so long as the Company continues to carry on at least substantially the same business:

(i)    Executive shall not, directly or indirectly, in any Business Area, engage in, work for, provide services to, own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of, independent contractor of, or consultant to, any Conflicting Organization. The restrictions in this Section 8 (b) include without limitation the solicitation on behalf of a Conflicting Organization of any Client located in any Business Area (e.g., Executive may not on behalf of a Conflicting Organization solicit a Client located within a Business Area by telephoning the Client from a site located outside the Business Area).

(ii)    Executive shall not, directly or indirectly, in any Business Area, engage in, work for, provide services to, own, manage, operate, control or otherwise engage or participate in, or be connected as an owner, partner, principal, creditor, salesman, guarantor, advisor, member of the board of directors of, employee of, independent contractor of, or consultant to, any Client.

(iii)    Notwithstanding the foregoing provisions of this Section 8 (a) and the restrictions set forth therein, Executive may own securities in any publicly held corporation that is covered by the restrictions set forth in Section 8(b), but only to the extent that Executive does not own, of record or beneficially, more than 5% of the outstanding beneficial ownership of such corporation.

(c)    Non-Solicitation/Non‑Interference with Employees/Candidates. Executive acknowledges that Company has a legitimate protectable interest in maintaining a stable and undisrupted workforce. During the term of this Agreement and for the Non-Solicitation Period (as defined above and in Annex A) immediately following the termination of employment with or without Cause or Good Reason, so long as the Company continues to carry on at least substantially the same business:

(i)    Executive shall not, directly or indirectly, on behalf of himself/herself, or on behalf of any other person, entity, or organization, employ, solicit for employment, or otherwise seek to employ or retain any Colleague, or in any way assist or facilitate any such employment, solicitation, or retention effort.

(ii).    Executive shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to induce or urge any Colleague to discontinue, in whole or in part, his/her employment relationship with Company.

(iii)    Executive shall not directly or indirectly, on behalf of himself/herself, or on behalf of any other person, entity, or organization, initiate contact with any Candidate for the purpose of employing, soliciting for employment, or otherwise seeking to employ or retain any Candidate.

(d)    Non-Solicitation/Non-Interference with Clients. During the term of this Agreement and for the Non-Solicitation Period (as defined above and in Annex A) immediately following the termination of employment with or without Cause or Good Reason, so long as the Company continues to carry on at least substantially the same business:

(i)    Executive shall not, directly or indirectly, solicit any Client for the purpose of providing temporary and/or permanent staffing services on behalf of a Conflicting Organization. Employee’s agreement “not to solicit” as set forth in this Section 8(d) means that Executive shall not, either directly or indirectly, for any reason, initiate any contact or communication with any Client for the purpose of soliciting, inviting, encouraging, recommending or requesting any Client to do business with Executive and/or a Conflicting Organization in connection with the provision of temporary and/or permanent staffing services.

(ii)    Executive shall not, directly or indirectly, engage in any conduct intended or reasonably calculated to induce or urge any Client to discontinue, in whole or in part, its patronage or business relationship with Company.

(iii)    Executive shall not, directly or indirectly, accept any business from, or do any business with, any Client in connection with the provision of temporary and/or permanent staffing services.

(e)    Non-Disclosure and Non-Use and other Protection of Confidential Information.

(i)    In connection with Executive’s duties, Executive may have access to some or all of Company’s “Confidential Information,” whether original, duplicated, computerized, memorized, handwritten, or in any other form, and all information contained therein, including, without limitation: (a) the ideas, methods, techniques, formats, specifications, procedures, designs, strategies, systems, processes, data and software products which are unique to Company; (b) all of Company’s business plans, present, future or potential or customers or clients (including the names, addresses and any other information concerning any customer or client), marketing, marketing strategies, pricing and financial information, research, training, know-how, operations, processes, products, inventions, business practices, databases and information contained therein, its wage rates, margins, mark-ups, finances, banking, books, records, contracts, agreements, principals, vendors, suppliers, contractors, employees, applicants, Candidates, skill sets of applicants, skill sets of Candidates, marketing methods, costs, prices, price structures, methods for calculating and/or determining prices, contractual relationships, business relationships, compensation paid to employees and/or contractors, and/or other terms of employment, employee evaluations, and/or employee skill sets; (c) the content of all of Company’s operations, sales and training manuals; (d) all other information now in existence or later developed which is similar to the foregoing; (e) all information which is marked as confidential or explained to be confidential or which, by its nature, is confidential or otherwise constitutes the intellectual property or proprietary information of Company; and/or (vi) any of Company’s “trade secrets”. For the purposes of this Section 8, all references to, and agreements regarding, Confidential Information or Confidential Information of Company also apply to Confidential Information belonging to any affiliate of Company, and to any confidential or proprietary information of third party clients that Company has an obligation to keep confidential. Executive’s covenants in this Section 8 shall protect affiliates and clients of Company to the same extent that they protect Company. Confidential Information shall not include any portion of the foregoing which (i) is or becomes generally available to the public in any manner or form through no fault of Employee, or (ii) is approved for Employee’s disclosure or use by the express written consent of the Chief Executive Officer of Company, Inc.

(ii)    Executive agrees and acknowledges that all Confidential Information is to be held in confidence and is the sole and exclusive property of Company and/or its affiliates or clients. Executive recognizes the importance of protecting the confidentiality and secrecy of Confidential Information. Executive agrees to use Executive’s best efforts to protect Confidential Information from unauthorized disclosure to others. Executive understands that protecting Confidential Information from unauthorized disclosure is critically important to Company’s success and competitive advantage, and that the unauthorized use or disclosure of Confidential Information would greatly damage Company. Executive recognizes and agrees that taking and using Confidential Information, including trade secrets, by memory is no different from taking it on paper or in some other tangible form, and that all of such conduct is prohibited. Executive agrees that, prior to use or disclosure, Executive will request clarification from Company’s legal department if Executive is at all uncertain as to whether any information or materials are “Confidential Information.”

(iii)    During Executive’s employment and in perpetuity after the termination of Executive’s employment for any or no cause or reason, Executive agrees: (a) not to use (or allow others to wrongfully use) any Confidential Information for the benefit of any person (including, without limitation, Executive’s benefit) or entity other than Company; and (b) not to, except as necessary or appropriate for Executive to perform Executive’s job responsibilities, disclose (or allow others to wrongfully disclose) any Confidential Information to others or download or make copies of any Confidential Information without Company’s written consent, or remove any such records from the offices of Company except for the sole purpose of conducting business on behalf of Company. If at any time Executive ever believes that any person has received or disclosed or intends to receive or disclose Confidential Information without Company’s consent, Executive agrees to immediately notify Company.

(iv)    At any time during Executive’s employment upon Company’s request, and at the end of Executive’s employment with Company, even without Company’s request, Executive covenants, agrees to, and shall immediately return to Company, at its headquarters in Tacoma Washington, all Confidential Information as defined herein, and all other material and records of any kind concerning Company’s business, and all other property of Company that Executive may possess or control.

(v)    At all times, Executive agrees not to directly or indirectly take, possess, download, allow others to take or possess or download, provide to others, delete or destroy or allow others to delete or destroy, any of Company’s Confidential Information or other property, other than in the normal course of business.

(f)    Representations and Acknowledgments of Executive. Executive represents and warrants that:

(i)    Executive is familiar with the covenants not to compete and not to solicit or interfere with Clients, Candidates and employees, and to protect, not disclose and not use Confidential Information set forth in Sections 8 (b), (c), (d) and (e) of this Agreement;

(ii)    Company has a legitimate business interest in enforcement of the restrictions contained in this Section 8, including without limitation, Company’s need to protect the goodwill of Company, its investment in training of Executive, the client relationships of Company, the stability of Company’s workforce, and the confidentiality of Company’s business information, and that if its affiliates and customers/clients and other legitimate interests;

(iii)    Executive is fully aware of Executive’s obligations under this Agreement, including, without limitation, the length of time, scope and geographic coverage of these covenants and has had an opportunity to consult an attorney. Executive agrees that these covenants and obligations are necessary to protect Company’s Confidential Information, and Company’s legitimate business interests and other legitimate interests, in view of Executive’s key role with each branch of Company [and its affiliates] and the extent of confidential and proprietary information about the entire Company and its affiliates and clients to which Executive has information. Company and Executive agree that the provisions of this Section 8 do not impose an undue hardship on Executive and are not injurious to the public; that they are necessary to protect the business of Company and its affiliates and clients; that the nature of Executive’s responsibilities with Company under this Agreement and Executive’s former responsibilities with Company provide and/or have provided Executive with access to Confidential Information that is valuable and confidential to Company; that Company would not enter into this Agreement if Executive did not agree to the provisions of this Section 8; that this Section 8 is reasonable in its terms and that consideration supports this Agreement, including, without limit, Section 8.

(iv)    Executive understands that the identity of Company’s Clients sometimes may be ascertainable by observation or through publicly available resources. Nonetheless, Executive acknowledges that as a result of Executive’s employment with Company, Executive will be acting as a representative of Company and will be utilizing Company’s assets, resources and will be benefiting from Company’s goodwill, name recognition, reputation, and experience in regard to these Clients, and Executive will gain Confidential Information about these Clients, and consequently, the covenants set forth above are reasonable and necessary to protect Company’s legitimate business interests.

(v)    The covenants set forth above are independent of any other provision of this Agreement. Executive agrees that they will be enforceable whether or not Executive has any claim against Company. Executive and Company agrees that this Agreement should be interpreted in the way that provides the maximum protection to Company’s business interests and Confidential Information.

(vi)    Executive acknowledges that if Executive violates any of the foregoing covenants, the damage to Company will be such that Company is not likely to be made whole with a monetary award. Therefore, Executive agrees that if Executive violates or threatens to violate any such covenant, Company will be entitled to a temporary restraining order, a preliminary injunction and/or a permanent injunction, in addition to any and all other legal or equitable remedies available under law and equity.

9.    Nondisparagement.

At all times during the Executive’s employment with Company and following termination of that employment by either Executive or Company, Executive will not publicly disparage Company or its Subsidiaries or any of their respective directors, officers or employees. Executive will not be in breach of this provision by providing information as required by law or legal compulsion.

10.    Waiver and Release.

As a condition precedent to receiving any payments and benefits under this Agreement, the Executive shall execute (and not later revoke) the Waiver and Release Agreement attached as Annex B or a form otherwise acceptable to Company on or within thirty (30) days after written request. The Company shall have no obligation to make any payments or provide any benefits to the Executive hereunder unless and until the effective date of the Waiver and Release Agreement, as defined therein.

11.    Employment Rights.

Nothing expressed or implied in this Agreement does or will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

12.    Withholding of Taxes.

The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling.

13.    Successors and Binding Agreement.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)    This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and 13(b). Executive hereby consents to any such assignment as expressly provided in Sections 13(a) and 13(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(c), the Company will have no liability to pay any amount so attempted to be assigned, transferred or delegated.

14.    Notices.

For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, DHL or UPS, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

15.    Governing Law.

The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Washington and federal law, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

16.    Dispute Resolution; Arbitration; Exigent Relief; Venue and Consent to Jurisdiction.

Company and Executive agree that any claim arising out of or relating to this Agreement, or the breach of this Agreement, or Executive’s application, employment, or termination of employment, shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. Company and Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between Company and Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration, neither Executive nor Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. Company agrees to pay for the arbiter’s fees. In any claim or jurisdiction where this agreement to arbitrate is not enforced, Company and Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law or any other legal doctrine to a jury trial.

Notwithstanding any other provisions of this Agreement regarding dispute resolution, including this Section 16, Executive agrees that Executive’s violation or breach, or threatened violation or breach, of any provision of Sections 8 of this Agreement (“Duty of Loyalty; Non-Competition; Non-Solicitation and Non-Disclosure and Protection of Confidential Information”) and/or Executive’s violation or breach, or threatened violation or breach, of other provisions of this Agreement which otherwise place Company in peril that cannot be readily remedied by monetary damages, would cause Company irreparable harm which would not be adequately compensated by monetary damages and that a temporary and/or preliminary or permanent injunction may be granted by any court or courts having jurisdiction (subject to the venue provision of below), restraining the Executive from violation or breach of the terms of this Agreement. The preceding sentence shall not be construed to limit Company from any other relief or damages to which it may be entitled as a result of the Executive's breach of any provision of this Agreement.

Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, or where a temporary and/or preliminary or permanent injunction may be necessary to protect the interests of Company, Executive and Company hereby irrevocably and unconditionally submit to the jurisdiction of the Washington State Superior Court for Pierce County, or the United States District Court, Western District of Washington at Tacoma or to any court in any location where Executive is threatening to breach or is engaged in breaching the Agreement; Executive and Company consent to submit to venue and personal jurisdiction of the courts identified herein, and agree to waive any objection to venue or personal jurisdiction in these courts, including but not limited to any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

17.    Validity.

The provisions of this Agreement are intended to be severable from each other. No provision will be invalid because another provision is ruled invalid or unenforceable. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. If any covenant in Section 8 should be deemed invalid, illegal or unenforceable because its time, geographical area, or restricted activity, is considered excessive, such covenant will be modified to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

18.    Integration.

Except with respect to Company’s Non-Competition Agreement, and Executive Employment Agreement (all provided herewith) (i) no promises or other communications made by either Company or

Executive are intended to be, or are, binding unless they are set forth in this Agreement; and (ii) this Agreement contains the entire agreement between the parties and replaces and supersedes any prior agreements, including Previous Employment Agreement(s). No provision of this Agreement may be modified, waived or discharged unlesssuch waiver, modification or discharge is agreed to in writing signed by the Executive and an appropriate representative of the Company. This Agreement will be binding upon Executive’s heirs, executors, administrators and other legal representatives.

19.    Miscellaneous.

No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The headings used in this Agreement are intended for convenience or reference only and will not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any provision of this Agreement. References to Sections are to Sections of this Agreement. References to Paragraphs are to Paragraphs of an Annex to this Agreement. Any reference in this Agreement to a provision of a statute, rule or regulation will also include any successor provision thereto.

20.    Survival.

Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 3(c), 4, 5, 7, 8, 9, 10, 11, 12, 13(b), 20 and 22 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.

21.    Beneficiaries.

The Executive will be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death, and may change such election, in either case by giving the Company written notice thereof in accordance with Section 16. In the event of the Executive’s death or a judicial determination of the Executive’s incompetence, reference in this Agreement to the “Executive” will be deemed, where appropriate, to be the Executive’s beneficiary, estate or other legal representative.

22.    Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same agreement.

23.    Section 409A of the Code.

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Executive).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

EXECUTIVE COMPANY

By:    /s/ Taryn Owen                    By:    /s/ Garrett Ferencz

Name:    Taryn Owen                    Name:    Garrett Ferencz

Date:    August 11, 2023                Title:    EVP, Chief Legal Officer

Annex A
SEVERANCE COMPENSATION, ETC.

(1)    An amount equal to two times the sum of (A) Base Pay (at the rate in effect for the year in which the Termination Date occurs), plus (B) Incentive Pay (in an amount equal to target bonus immediately prior to the Change in Control or, if such target shall not have been established or shall be reduced after a Change in Control, the highest aggregate Incentive Pay earned in any of the three fiscal years immediately preceding the year in which the Change in Control occurred) shall be payable as follows: (i) fifty percent (50%) of such amount shall be payable within 5 business days after a Termination Date and (ii) fifty percent (50%) of such amount shall be payable in equal monthly installments over the Non-Competition Period.

(2)    (A)    For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 1(m)(ii)) that are considered to be “reimbursement arrangements” covered under Proposed Treasury Regulation Section 1.409A-1(b)(9)(iv)(A) (or its successor when final 409A regulations become effective):

(i)    for a period of the lesser of 18 months following the Termination Date or the Non-Competition Period (the “Continuation Period”), subject to subpart (ii) below and the last two sentences of this subpart (i), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(m)(ii)) except that the level of any such Welfare Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all similarly situated recipients of or participants in such Welfare Benefits. If and to the extent that any benefit described in this Paragraph 2(A) cannot reasonably be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, nor through the purchase of a conversion or other individual insurance policy or policies for the Executive and, if applicable, the Executive’s dependents, or if it would be less expensive for the Company to pay the amount set forth in subpart (ii) below rather than to pay or provide continued coverage for any such benefit, then the Company will pay the amount set forth in subpart (ii) below. With respect to group medical and dental coverage, the Company may in its discretion choose to provide continued coverage through the payment of the cost of continued coverage pursuant to COBRA for the Executive and the Executive’s dependents under a group medical and dental plan sponsored by the Company, a Subsidiary or other affiliate of Company (as appropriate) until the earlier of the end of the Continuation Period or the date the Executive or dependent ceases to be eligible for COBRA.

(ii)    the Company will pay to the Executive a lump sum cash amount equal to the difference between (1) the present value of the continuation of such benefits for the Continuation Period and (2) the present value of the benefits the Executive will receive under Paragraph 2(A)(i). The payment will be made within thirty (30) days after the Termination Date unless the payment is subject to Code Section 409A and the Executive is a specified employee under Code Section 409A(a)(2)(B)(i), in which case it will be made six (6) months after the Termination Date. The payment will be reduced by applicable tax withholdings.

(B)    For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(m)(ii)) that are not considered to be “reimbursement arrangements” covered under Proposed Treasury Regulation Section 1.409A-1(b)(9)(iv)(A) (or its successor once final 409A regulations), the Company shall pay to the Executive a cash lump sum in an amount equal to the present value of the continuation of such benefits for the Continuation Period. The payment will be made within thirty (30) days after the Termination Date unless the payment is subject to Code Section 409A and the Executive is a specified employee under Code Section 409A(a)(2)(B)(i), in which case it will be made six (6) months after the Termination Date. The payment will be reduced by applicable tax withholdings.

(C)    Welfare Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such Welfare Benefits actually received by the Executive will be reported by the Executive to the Company.

(3)    The “Non-Competition Period” contemplated by Section 8 through 11 will be twenty-four months from the Termination Date.

Annex B

RELEASE OF CLAIMS

This Release of Claims (“Release”) is hereby executed by ● (“the Executive”) in accordance with the Change in Control Agreement between the Executive and TrueBlue, Inc. (“the Company”), dated _____________ (“CIC Agreement”).

RECITALS

A.    The Company and the Executive are parties to the CIC Agreement.

B.    The CIC Agreement provides for certain payments and benefits to the Executive upon termination of the Executive’s employment under certain circumstances, provided that the Executive signs and delivers to the Company upon such termination a Release in substantially the form of this Release.

C.    The Executive desires for the Company to make payments in accordance with the CIC Agreement and therefore executes this Release.

TERMS

1.    Waiver, Release and Covenant. On behalf of the Executive and the Executive’s marital community, heirs, executors, administrators and assigns, the Executive expressly waives, releases, discharges and acquits any and all claims against the Company and its present, former and future affiliates, related entities, predecessors, successors and assigns, and all of their present, former and future officers, directors, stockholders, employees, agents, partners, and members, in their individual and representative capacities (collectively “Released Parties”) that arise from or relate to the Executive’s employment with the Company and/or the termination of such employment (“Released Claims”). This waiver and release includes any and all Released Claims (including claims to attorneys’ fees), damages, causes of action or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred before the execution of this Release. Released Claims include, without limitation, claims for wages, employee benefits, and damages of any kind whatsoever arising out of any: contract, express or implied, including without limitation the CIC Agreement; tort; discrimination; wrongful termination; any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in CIC Act, as amended (“ADEA”); the Employee Retirement Income Security Act of 1974; and any other legal limitation on the employment relationship. The Executive also covenants and promises never to file, press or join in any complaint or lawsuit for personal relief or any amounts of any nature based on any Released Claim and agrees that any such claim, if filed by the Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of the Executive challenging the validity of this Release in connection with claims arising under the ADEA and/or the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”). The Executive represents and warrants that he is the sole owner of all Released Claims and has not assigned, transferred, or otherwise disposed of the Executive’s right or interest in those matters. Notwithstanding the foregoing, this waiver and release does not apply to any rights to indemnification now existing under the Company’s articles of incorporation and bylaws and any indemnification agreement between Company and Executive, any rights to receive the severance benefits under Section II.A of the Employment Agreement and the rights to reimbursement of expenses under Section I.D of the Employment Agreement, claims that arise after the date that the release is executed, claims to vested benefits under the Employment Agreement, ERISA, Executive’s rights in respect of any equity compensation in accordance with the plans pursuant to which the same may be granted, rights to continuation coverage pursuant to COBRA, workers’ compensation claims or any other claims that may not be released under this Release in accordance with applicable law.

2.    Acknowledgment of Sufficiency of Consideration. The Executive acknowledges and agrees that in the absence of the Executive’s execution of this Release, the Company is not obligated to provide the Executive with the payment and benefits described in Annex A of the CIC Agreement, and that the payment and benefitsset forth in Annex A of the CIC Agreement are adequate consideration for the covenants and release herein.

3.    Covenants and Obligations under CIC Agreement. Nothing in this Release supersedes or restricts any obligations that the Executive owes to the Company, including, without limitation, the obligation to protect the Company’s interests in confidential information and trade secrets and inventions under the CIC Agreement and/or under applicable law. Executive agrees to comply with all covenants that Executive has entered into with Company.

4.    Review and Revocation Period. The Executive has a period of seven (7) calendar days after delivering this Release to the Company to revoke this Release. To revoke, the Executive must deliver a notice revoking his agreement to this Release to the CEO of the Company. This Release shall become effective on the eighth day after delivery of this executed Release by the Executive to the Company (“Effective Date”), provided that the Executive has not revoked the Release. The Company shall have no obligation to provide the Executive with any payment or benefits as described in the CIC Agreement if the Executive revokes this Release.

5.    Governing Law. This Release shall be interpreted in accordance with the law of the State of Washington, without regard to the conflicts of law provisions of such laws.

6.    Severability. If any provision of this Release constitutes a violation of any law or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Release, which shall remain binding.

7.    Knowing and Voluntary Agreement. the Executive hereby warrants and represents that (a) the Executive has carefully read this Release and finds that it is written in a manner that he understands; (b) the Executive knows the contents hereof; (c) the Executive has been advised to consult with his personal attorney regarding the Release and its effects and has done so; (d) the Executive understands that he is giving up all Released Claims and all damages and disputes that have arisen before the date of this Release, except as provided herein; (e) the Executive has had ample time to review and analyze this entire Release; (f) the Executive did not rely upon any representation or statement concerning the subject matter of this Release, except as expressly stated in the Release; (g) the

Executive has been given at least twenty-one (21) days to consider this Release and seven (7) days to revoke this Release; (h) the Executive understands this Release’s final and binding effect; and (i) the Executive has signed this Release as his free and voluntary act.

8.    Arbitration and Venue. The Company and the Executive agree that any claim arising out of or relating to this Release, or the breach of this Release shall be submitted to and resolved by binding arbitration under the Federal Arbitration Act. The Company and the Executive agree that all claims shall be submitted to arbitration including, but not limited to, claims based on any alleged violation of Title VII or any other federal or state laws; claims of discrimination, harassment, retaliation, wrongful termination, compensation due or violation of civil rights; or any claim based in tort, contract, or equity. Any arbitration between the Company and the Executive will be administered by the American Arbitration Association under its Employment Arbitration Rules then in effect. The award entered by the arbitrator will be based solely upon the law governing the claims and defenses pleaded, and will be final and binding in all respects. Judgment on the award may be entered in any court having jurisdiction. In any such arbitration the Company shall be entitled to join or consolidate claims in arbitration or arbitrate any claim as a representative or member of a class. The Company agrees to pay for the arbiter’s fees. In any claim or jurisdiction where this agreement to arbitrate is not enforced, the Company and the Executive waive any right either may have to bring or join a class action or representative action, and further waive any right either may have under statute or common law to a jury trial. Where the parties have mutually waived their right to arbitration in writing or have not yet sought to enforce their right to compel arbitration, venue for any legal action in connection with this Release will be limited exclusively to the Washington State Superior Court for Pierce County, or the United States District Court for the Western District of Washington at Tacoma. The Executive agrees to submit to the personal jurisdiction of the courts identified herein, and agrees to waive any objection to personal jurisdiction in these courts.

EXECUTED this ____ day of __________.

___________________________
Executive